Exhibit 99.1

Scientific Games Reports Third Quarter 2015 Results

Significant Integration-Related Savings Contribute to 850 Basis Point Improvement in Attributable EBITDA Margin to 39 Percent, Enabling $73 Million of Debt Reduction

Net Income Reflects Impact of $639 Million Non-Cash Goodwill and Intangible Asset Impairment Charges

LAS VEGAS, Nov. 9, 2015 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported results for the third quarter ended September 30, 2015.

Gavin Isaacs, Scientific Games' President and Chief Executive Officer, said, "With an expanding portfolio of innovative new products, systems and services ahead of us, and the heavy lifting of integration mostly behind us, our team successfully accomplished in just eight months what we had originally expected to achieve in a year. The combined power of our talented people, innovation-focused culture and multiple brands was clearly demonstrated at the recent Global Gaming Expo ("G2E™") and National Association of State and Provincial Lotteries ("NASPL") trade shows. At both events, customer feedback to our latest innovative solutions was highly favorable. We have clearly established a solid foundation built on the most extensive portfolio of leading brands and products – including a diverse revenue base that is more than 60% recurring in nature – targeted at generating consistent long-term profitable growth."

"The benefit from having accelerated our integration activities yielded savings that contributed to the 850 basis point increase in AEBITDA margin over the prior-year period, and enabled us to pay down $73 million of debt in the third quarter, bringing total debt payments for the first nine months of 2015 to $109 million. With the integration largely complete, a deep portfolio of innovative solutions across our businesses and the scale to provide high levels of customer service, our strategic priorities remain focused on leveraging our capabilities to support customers' growth while improving our operating metrics," Mr. Isaacs concluded.

Summary Financial Results
($ in millions, except per share amounts)	Three Months Ended
	September 30,		June 30,
	2015	2014	2015

Revenue	$ 671.6	$ 415.6	$ 691.5
Operating loss	(588.2)	(7.8)	(0.1)
Net loss	(678.2)	(69.8)	(102.2)
Net loss per share	(7.88)	(0.82)	(1.19)
Net cash provided by operating activities	141.1	126.3	36.6
Capital expenditures	90.8	61.6	70.7

Non-GAAP Financial Measures:
Attributable EBITDA ("AEBITDA")	$ 264.2	$ 128.2	$ 266.0
AEBITDA margin	39.3%	30.8%	38.5%
Free cash flow	50.3	64.7	(34.1)

	As of Sept 30,	As of Dec 31,	As of Jun 30,
Balance Sheet Measures:	2015	2014	2015
Cash and cash equivalents	$ 102.1	$ 171.8	$ 129.1
Total debt	8,410.2	8,516.0	8,482.6
Total assets	8,615.1	9,995.2	9,486.5

September 30, 2014 results do not include Bally Technologies, Inc. ("Bally"), which Scientific Games acquired on November 21, 2014.

The financial measures "EBITDA," "AEBITDA", "AEBITDA margin", "pro forma AEBITDA" (disclosed in a table below), "Free cash flow" and "EBITDA from equity investments" (disclosed in a table below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

Impact of Certain Significant Charges and Other Items
In the 2015 third quarter, the Company recorded certain charges and other items, including items related to the integration and valuation of the Bally and WMS acquisitions that impact the comparability of reported results.

Reflecting the Company's current analysis of the gaming industry, including the impact of the prolonged reduction in overall customer spending on gaming machines and the decline in gaming operations installed base, Scientific Games initiated a review of the carrying value of goodwill and certain intangible assets associated with game machine sales and gaming operations during the 2015 third quarter (and which it expects to complete in the 2015 fourth quarter). This analysis determined that the current indicated fair value of the goodwill associated with these lines of business was below its carrying value. The preliminary estimate of the indicated fair value resulted in a $535.0 million non-cash goodwill impairment charge with no tax benefit. Following completion of the analysis in the 2015 fourth quarter, if appropriate, an adjustment (which could be material) will be made in the Company's consolidated financial statements for the year ended December 31, 2015 to amend the preliminary estimate. The Company also recorded a $103.6 million non-cash impairment charge in the 2015 third quarter for the write down of certain intangible assets in its gaming business, which is included in depreciation and amortization. There is no impact to ongoing operations, revenues, cash flows or financial covenant compliance due to these impairment charges.

The impact of the charges and other items in the third quarter of 2015, all of which were add-backs to AEBITDA, is presented in the table below:

Item		Impact to:
($ in millions, except	Operating	Operating	Net	Loss Per
per share amounts)	Expense	Loss	Loss	Share
Employee termination and restructuring costs	$ 5.6	$ 5.6	$ 3.5	$ 0.04
Integration-related costs	4.1	4.1	2.5	0.03
Intangible asset impairment	103.6	103.6	64.2	0.75
Goodwill impairment	535.0	535.0	535.0	6.21
	$ 648.3	$ 648.3	$ 605.2	$ 7.03

The cash impact of the aggregate $648.3 million of charges noted in the table above totaled $9.7 million.

In the 2014 third quarter, the Company recorded employee termination and restructuring costs of $2.7 million and acquisition, integration and other charges of $6.0 million primarily associated with the WMS acquisition, along with a $19.7 million impairment charge related to the Company's equity investment in its Northstar Illinois joint venture.

Merger Integration Update
"With the consolidation of gaming machine production at our Las Vegas manufacturing facility, we are now implementing efficiencies in our manufacturing processes that are expected to further reduce our cost of product sales and cost of services, while leading to improvements in working capital through accelerated inventory turns," said Scott Schweinfurth, Scientific Games' Executive Vice President and Chief Financial Officer. "As of September 30, 2015, we implemented $194 million of the $200 million of annual cost savings related to the Bally acquisition which were expected to be implemented this year, and we implemented more than 85% of the expected second-year WMS-related synergies of $30 million. We anticipate implementing approximately $10 million of incremental costs savings in the current quarter. Our integration initiative-related savings are reflected in the 850 basis point increase in AEBITDA margin compared to the year-ago period as well as the $53 million year-over-year decrease in aggregate quarterly selling, general and administrative expense and research and development costs on a pro forma basis. We continue to focus on optimization of our business practices and capital base to deliver free cash flow growth, which will be prioritized for debt reduction."

The Company incurred approximately $10 million in aggregate restructuring and integration costs in the 2015 third quarter, with such operating costs incurred since the completion of the Bally merger totaling approximately $48 million.

2015 Third Quarter Business Update
Gaming Segment
Financial results and operating metrics presented below reflect Bally's results of operations in the 2015 third quarter but not in the 2014 third quarter. Bally results are included in the Company's Gaming segment, except for results from Bally's interactive products and services, including Dragonplay Ltd., which are included in the Interactive segment.

Gaming Operating Results	Three Months Ended
(in millions, except units and per unit data)	September 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 244.3	$ 96.1	$ 148.2	154.2%
Product sales	184.8	68.3	116.5	170.6%
Total revenue	$ 429.1	$ 164.4	$ 264.7	161.0%

Cost of services	$ 41.3	$ 24.9	$ 16.4	65.9%
Cost of product sales	80.1	32.9	47.2	143.5%
Selling, general and administrative	68.2	27.4	40.8	148.9%
Research and development	39.4	21.5	17.9	83.3%
Stock-based compensation	2.1	1.3	0.8	61.5%
Employee termination and restructuring	3.2	0.9	2.3	255.6%
Depreciation and amortization	245.1	66.4	178.7	269.1%
Goodwill impairment	535.0	-	535.0	nm
Operating loss	$ (585.3)	$ (10.9)	$ (574.4)	nm

Earnings from equity investments	$ 1.0	$ 1.3	$ 0.3	(23.1)%

Attributable EBITDA(1)	$ 205.0	$ 59.7	$ 145.3	243.4%

Attributable EBITDA margin	47.8%	36.3%

Gaming Additional Revenue Metrics and Key Performance Indicators
Revenue by Lines of Business(2):
Gaming operations	$ 193.9	$ 93.0	$ 100.9	108.5%
Gaming machine sales	131.2	67.9	63.3	93.2%
Gaming systems	59.7	3.5	56.2	nm
Table products	44.3	-	44.3	nm
Gaming revenue	$ 429.1	$ 164.4	$ 264.7	161.0%

Gaming operations:
WAP, premium and daily-fee participation units(3):
Installed base at period end	22,367	8,347	14,020	168.0%
Average installed base	22,553	8,194	14,359	175.2%
Average daily revenue per unit	$ 56.40	$ 74.98	$ (18.58)	(24.8)%

Other leased and participation units(4):
Installed base at period end	45,405	27,418	17,987	65.6%
Average installed base	45,291	27,151	18,140	66.8%
Average daily revenue per unit	$ 15.78	$ 12.63	$ 3.15	24.9%

Gaming machine sales:
U.S. and Canadian new unit shipments	3,670	1,933	1,737	89.9%
International new unit shipments	2,585	1,362	1,223	89.8%
New unit shipments	6,255	3,295	2,960	89.8%

Average sales price per new unit	$ 16,287	$ 14,638	$ 1,649	11.3%

Table products:
Shufflers sold	485	-	485	nm
Average sales price per unit	$ 16,522	-	$ 16,522	nm

Leased and participation units installed base at period end:
Shufflers	9,909	-	9,909	nm
Proprietary table games ("PTGs")	3,373	-	3,373	nm
Table game progressive units, table side bets and add-ons	6,402	-	6,402	nm

nm – "not meaningful"

(1)

The 2015 and 2014 third quarter periods included $1.9 million and $1.9 million, respectively, in AEBITDA from our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN").

(2)

Gaming operations revenue is included in services revenue, gaming machine sales revenue is included in product sales revenue, and portions of gaming systems and table products revenue are included in services revenue and product sales revenue.

(3)

WAP, premium and daily-fee participation units comprise WMS and Bally participation gaming machines (WAP (wide-area progressives), LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 707 units in the three months ended September 30, 2014.

(4)

Other leased and participation units comprise server-based gaming machines, video lottery terminals ("VLTs"), centrally determined gaming machines, electronic table seats, Class II and other leased gaming machines. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 707 units in the three months ended September 30, 2014.

Gaming Segment Financial Highlights

  Revenue increased $264.7 million, reflecting the inclusion of $286.7 million from Bally that was partially offset by $22.0 million in lower legacy Gaming revenue (i.e. that which existed prior to the Bally acquisition), due primarily to lower gaming machine unit sales. The revenue increase was also inclusive of a $4.1 million unfavorable foreign currency impact for the legacy Gaming business and a $6.7 million unfavorable foreign currency impact in the Bally business on a pro forma basis.
  Gaming operations revenue increased $100.9 million year over year, reflecting the inclusion of $99.9 million from Bally (inclusive of a $1.1 million unfavorable foreign currency impact on a pro forma basis) and a $1.0 million improvement in the legacy Gaming business, inclusive of $3.7 million of unfavorable foreign currency impact. Gaming operations revenue increased 2 percent on a quarterly sequential basis.
    The inclusion of 15,143 Bally WAP, premium and daily-fee units to the ending installed base was partially offset by a 1,123 unit decrease in the legacy Gaming installed base. The inclusion of Bally's installed base of WAP, premium and daily-fee units led to a $29.22 per unit decrease in average daily revenue. Average daily revenue for the legacy Gaming installed base increased 14 percent, or $10.64, year over year to $85.62 per unit, reflecting the high-earnings performance of WMS WAP and premium participation games and removal of lower-performing units.
    On a quarterly sequential basis, the average installed base of WAP, premium and daily-fee units declined 1 percent, or 267 units, and the average daily revenue declined $0.37 per unit.
    The year-over-year increase in the quarter-end installed base of other leased and participation units primarily reflected the inclusion of 18,068 Bally units, partially offset by an 81-unit decline in the legacy Gaming installed base. The addition of Bally's other leased and participation units led to a $4.07 increase in daily average revenue per unit, inclusive of a decline in the legacy Gaming business average daily revenue per unit in U.K. customers' betting shops, driven by the 5 percent year-over-year expected increase in the U.K. duty on gaming machines, along with unfavorable foreign currency translation.
  Gaming machine sales revenue increased $63.3 million, reflecting $86.9 million from Bally (inclusive of a $5.6 million unfavorable foreign currency impact on a pro forma basis), partially offset by a $23.6 million decline in legacy Gaming product sales, inclusive of $0.4 million unfavorable foreign currency translation. The Company shipped 6,255 new gaming machines, including 3,670 new units to U.S. and Canadian customers and 2,585 new units to international customers. International shipments included 385 of the new Dualos Australian gaming machines. Other product sales revenue increased $9.5 million, inclusive of $9.4 million from Bally and a slight net increase in legacy Gaming revenue. The increase in legacy Gaming revenue was driven primarily by the deployment of approximately 2,300 self-service sports betting terminals to a customer in the U.K. (and we expect to deploy the remainder of the 3,000 contracted units in the 2015 fourth quarter), mostly offset by a decline in conversion kit sales. The 11 percent increase in average sales price per new unit reflected the benefit from Bally units, particularly sales of premium Pro Wave gaming machines.
    Total new unit shipments in the 2015 third quarter were lower than the combined new unit shipments of the legacy Gaming business and Bally during the prior-year quarter. Shipments to U.S. and Canadian customers in the 2015 third quarter reflected 310 Illinois VLT units, 145 Oregon VLT units, 150 units for new casino openings and 3,065 replacement units. Combined shipments by WMS and Bally to U.S. and Canadian customers in the prior-year period included 913 Illinois VLTs units, 218 units for new casino openings and 3,448 replacement units.
  Gaming systems revenue increased $56.2 million to $59.7 million and table products revenue increased to $44.3 million, primarily due to the inclusion of Bally.
  Operating loss of $585.3 million compares to an operating loss in the prior year period of $10.9 million, primarily due to the $535.0 million goodwill impairment charge and the increase in depreciation and amortization reflecting the $103.6 million impairment charge to write down certain intangible assets, partially offset by the inclusion of Bally and benefits from cost savings associated with the Company's integration initiatives.

Gaming Segment Recent Business Development Highlights

  Signed an enterprise-wide agreement with Alberta Gaming and Liquor Commission to deploy a suite of Bally gaming system solutions connecting the more than 14,000 gaming machines in the 28 casino properties across the province.
  Introduced at G2E and in pre-G2E meetings the new TwinStar dual-screen gaming cabinet with the next-generation ArgOS operating system, which has been favorably received by casino operators. Initial production capacity for this quarter is fully committed and shipments are expected to begin in December following anticipated receipt of regulatory approvals.

Lottery Segment

Lottery Operating Results	Three Months Ended
(in millions)	September 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 45.0	$ 48.2	$ (3.2)	(6.6)%
Product sales	8.7	33.7	(25.0)	(74.2)%
Instant games	137.6	130.8	6.8	5.2%
Total revenue	$ 191.3	$ 212.7	$ (21.4)	(10.1)%

Cost of services	$ 27.2	$ 30.4	$ (3.2)	(10.5)%
Cost of product sales	7.3	27.0	(19.7)	(73.0)%
Cost of instant games	77.1	69.7	7.4	10.6%
Selling, general and administrative	14.4	16.4	(2.0)	(12.2)%
Research and development	1.1	1.4	(0.3)	(21.4)%
Stock-based compensation	1.3	1.4	(0.1)	(7.1)%
Employee termination and restructuring	-	0.4	(0.4)	(100.0)%
Depreciation and amortization	21.6	24.9	(3.3)	(13.3)%
Operating income	$ 41.3	$ 41.1	$ 0.2	0.5%

Earnings (loss) from equity investments	$ 2.0	$ (15.3)	$ 17.3	nm

Attributable EBITDA(1)	$ 76.8	$ 85.3	$ (8.5)	(10.0)%

Attributable EBITDA as a % of revenue	40.1%	40.1%

Lottery Additional Revenue Metrics and Key Performance Indicators
Instant games revenue:
Revenue from participation contracts	$ 69.1	$ 70.2	$ (1.1)	(1.6)%
Revenue from price-per-unit contracts	50.2	48.4	1.8	3.7%
Revenue from licensing and player loyalty	18.3	12.2	6.1	50.0%
Instant games revenue	$ 137.6	$ 130.8	$ 6.8	5.2%

Retail sales of instant games of U.S. lottery instant game customers(2)	$ 10,090	$ 9,298	$ 792	8.5%
Retail sales of U.S. lottery systems customers(2)(3)	$ 2,010	$ 2,065	$ (55)	(2.7)%
Italy retail sales of instant games (in €s)(2)	€ 2,114	€ 2,185	€ (71)	(3.2)%

(1)

The 2015 and 2014 third quarter periods included $12.6 million and $17.5 million, respectively, in AEBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC, Beijing Guard Libang Technology Co., Ltd., Beijing CITIC Scientific Games Technology Co. Ltd. ("CSG"), Hellenic Lotteries S.A. ("Hellenic Lotteries") and Northstar Lottery Group, LLC ("Northstar Illinois").

(2)	Information provided by third-party lottery operators.
(3)	U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.

Lottery Segment Financial Highlights

  Lottery revenue declined $21.4 million, inclusive of an aggregate $10.6 million unfavorable foreign currency impact, reflecting $3.2 million in lower services revenue and $25.0 million in lower lottery systems product sales, partially offset by a $6.8 million increase in instant games revenue.
  Services revenue decreased $3.2 million, inclusive of an unfavorable $1.8 million impact for foreign currency translation, largely reflecting the cessation of sales related to the previously announced loss of the Colorado lottery systems contract effective October 2014 and lower international service revenue reflecting the cessation of a contract in China as of June 30, 2015, partially offset by higher revenue from increased retail sales of Powerball® and Mega Millions® tickets.
  Product sales revenue declined $25.0 million, inclusive of an unfavorable $4.9 million impact for foreign currency translation, primarily due to lower hardware sales to international customers reflecting a lower level of demand and international lottery bid activity compared to the record level of sales in the prior year.
  Instant games revenue increased $6.8 million, inclusive of an unfavorable $3.9 million impact for foreign currency translation, primarily driven by a $6.1 million increase in licensing and player loyalty revenue and a $1.8 million revenue increase from customers to which the Company supplies tickets on a price-per-unit basis, partially offset by a $1.1 million decrease in revenue primarily from international customers that purchase tickets under participation-based contracts. Revenue from U.S. customers increased 9 percent year over year and 5 percent on a quarterly sequential basis.
  Operating income rose $0.2 million, despite 10 percent lower revenue, reflecting a more profitable mix of business and lower operating costs. Lower operating expense included a $2.0 million decrease in selling, general and administrative expense and a $3.3 million decline in depreciation and amortization.

Lottery Segment Recent Business Development Highlights

  Signed a new five-year agreement with extension opportunities for up to five additional years to provide lottery draw game services, including turn-key operation of the lottery gaming systems infrastructure, software and hardware/terminals to the Arizona Lottery, displacing the incumbent provider.
  Signed a six-year contract with an additional three-year extension option to provide an instant games Cooperative Services Program to Land Brandenburg Lotto GmbH, the Brandenburg, Germany lottery.
  Signed a new two-year agreement with extension opportunities for up to eight additional years for instant games and services with the Ohio Lottery, and a new five-year agreement with an additional two-year option for instant games and services with the Montana Lottery, both existing customers.
  Signed one-year extensions of both the lottery systems and player loyalty contracts with the Maryland Lottery to June 2017 and a one-year extension of the lottery systems contract with the Iowa Lottery through June 2019.
  Season two of the MONOPOLY MILLIONAIRES' CLUB TV game show began, with the first episodes premiering in September 2015. Planning is underway for season three, which is expected to premiere in September 2016.

Interactive Segment

Interactive Operating Results	Three Months Ended
(in millions except ARPDAU)	September 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 51.2	$ 38.5	$ 12.7	33.0%
Total revenue	$ 51.2	$ 38.5	$ 12.7	33.0%

Cost of services	$ 17.0	$ 14.3	$ 2.7	18.9%
Selling, general and administrative	16.4	13.3	3.1	23.3%
Research and development	5.4	3.4	2.0	58.8%
Stock-based compensation	0.2	0.4	(0.2)	(50.0)%
Employee termination and restructuring	$ 0.5	0.6	(0.1)	(16.7)%
Depreciation and amortization	5.4	3.4	2.0	58.8%
Operating income	$ 6.3	$ 3.1	$ 3.2	103.2%

Attributable EBITDA	$ 12.5	$ 7.5	$ 5.0	66.7%

Attributable EBITDA as a % of revenue	24.4%	19.5%

Interactive Additional Revenue Metrics and Key Performance Indicators
Interactive - social casinos:
Average MAU(1)	6.3	5.7	0.6	10.5%
Average DAU(2)	2.2	1.6	0.6	37.5%
ARPDAU(3)	$ 0.20	$ 0.23	$ (0.03)	(13.0)%
nm – "not meaningful"
(1)	MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(2)	DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(3)	ARPDAU = Average daily revenue per DAU is calculated by dividing revenue by the DAU by the number of days for the period.

Interactive Segment Financial Highlights

  Interactive revenue increased $12.7 million, reflecting the inclusion of $8.6 million of revenue from Bally and a $4.1 million increase in the legacy interactive business, primarily due to an increase in real money gaming ("RMG") revenue.
  The Company's original Jackpot Party® Social Casino underwent a significant software update and upgrade during the quarter, during which marketing efforts were reduced. As a result, while DAU was essentially flat, MAU declined on a sequential basis. The new 2.0 version was successfully launched in October and, with the restoration of marketing, early results are encouraging.
  A $4.3 million increase in RMG was due to the addition of new customers and growth of existing customers, reflecting the launch of additional new games.
  Operating income increased $3.2 million, reflecting the benefit from the higher revenue and improved scale of the legacy Interactive business, partially offset by the impact from acquiring and integrating Bally.

Interactive Segment Recent Business Development Highlights

  Entered into 10 new agreements with casino operators, including Four Winds Casino, Turning Stone Casino and Mohegan Tribal Gaming, for the deployment of the SG Universe interactive gaming suite of products, and launched 10 new customers on the Play4Fun Network Social Casino product.
  The Company's latest Quick Hit® Slots social casino app was extended to mobile platforms during the third quarter, and player marketing to increase awareness of the app began to ramp up in October.
  Continued to expand the Company's RMG business by launching RMG products with nine additional online casino operators, including additional bwin/Party and 888 sites, while reaching agreements and launching new customers such as Loto Quebec and Mr. Green. For the first nine months of 2015, twenty-one new sites have gone live compared to a total of eighteen for both calendar 2014 and 2013 combined. Of the thirty-nine live sites, thirty-three are now on mobile platforms.
  Launched new premium slot games, including EMPIRE™, which was the first launch of a licensed brand for Interactive customers before its introduction in land-based casinos, with the launch timing coinciding with the beginning of the TV show's second season, and more recently a new OUIJA™ themed game that was the second launch of a licensed brand in social gaming ahead of its launch to land-based casinos.

Corporate

  Corporate selling, general and administrative expense was $30.4 million compared to $33.8 million in the prior-year period, reflecting the benefit of integration cost savings as well as $4.9 million of lower integration and acquisition-related costs, partially offset by the inclusion of Bally.
  Depreciation and amortization expense increased $8.7 million, primarily for corporate third-party brand licensing costs and the inclusion of Bally.

Earnings and EBITDA from Equity Investments

  Earnings from equity investments increased $17.0 million, reflecting the non-recurrence in 2015 of a $19.7 million non-cash impairment charge recorded in the prior-year period to write down the equity investment of the Company's Northstar Illinois joint venture, partially offset by lower performance of LNS related to a decline in retail sales of instant games in Italy and lower earnings from CSG driven by a decline in retail sales of instant games in China coupled with an unfavorable foreign currency translations impact.
  AEBITDA from equity investments was $4.9 million lower year over year reflecting lower performance at LNS and CSG.

Liquidity and Capital Resources

  At September 30, 2015, cash and cash equivalents were $102.1 million compared to $171.8 million at December 31, 2014.
  Liquidity at September 30, 2015, was $534.1 million, reflecting $102.1 million of cash and cash equivalents and $432.0 million of availability under the Company's revolving credit facility.
  Since December 31, 2014, the Company has paid down $108.8 million in total debt. In the third quarter of 2015, the Company voluntarily repaid $60.0 million, net under the Company's revolving credit facility, made $10.8 million of mandatory debt repayments, and made $1.8 million of payments on capital leases. The Company remains firmly committed to prioritizing available cash flow for debt payments.
  As of September 30, 2015, with total net debt of $8.3 billion, the Company was in compliance with the financial covenants under its debt agreements.
  Capital expenditures increased $29.2 million year over year to $90.8 million for the three months ended September 30, 2015, including the impact of the acquisition and integration of Bally and the initiation of several new third-party brand license agreements.
    For 2015, based on existing contractual obligations and planned investments, the Company expects capital expenditures to be within a range of $310 million to $320 million.
  Net cash provided by operating activities for the three months ended September 30, 2015, was $141.1 million, inclusive of $9.7 million of cash-based costs associated with integration-related and restructuring charges. Net cash provided by operating activities increased $14.8 million over the prior-year quarter, inclusive of an $8.2 million unfavorable change in working capital.
  The Company received total cash distributions of earnings and capital from equity investments of $2.8 million in the September 2015 quarter, which included $1.0 million in dividends and a $1.6 million return of capital payment from LNS, and a $0.2 million return of capital payment from ITL. In the prior-year period, the Company received a dividend of $1.3 million from RCN, a $6.9 million return of capital payment from ITL and a $5.6 million return of capital payment from LNS.
  Free cash flow was $50.3 million compared to $64.7 million in the prior-year period.

Conference Call Details
Scientific Games will host a conference call today at 5:00 p.m. EST to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (877) 546-5019 (U.S. and Canada) or +1 (857) 244-7551 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is a leading innovator and developer of gaming content and technology-based products, systems and services for the worldwide gaming, lottery and interactive markets.

Recognized for its innovation, leading entertainment products and global security, the Company's comprehensive portfolio includes gaming machines, game content and systems; table games products and shufflers, instant and draw-based lottery games; server-based lottery and gaming systems; sports betting technology; player loyalty and rewards programs; and interactive content and services.

For more information, please visit us at www.scientificgames.com.

Company Contacts
Investor Relations:
Bill Pfund +1 702-532-7663
Vice President, Investor Relations
bill.pfund@scientificgames.com

Media Relations:
Mollie Cole +1 773-961-1194
Director, Corporate Communications
mollie.cole@scientificgames.com

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Forward-Looking Statements
In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of gross gaming revenues or lottery retail sales, reductions in or constraints on capital spending by gaming or lottery operators and bankruptcies of, or credit risk relating to, customers; limited growth from new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of existing gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; inability to adapt to, and offer products that keep pace with, evolving technology; inability to develop successful gaming concepts and content; laws and government regulations, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the gaming and lottery industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; inability to retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts; level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy obligations or future cash needs, and restrictions and covenants in our debt agreements; protection of our intellectual property, inability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to realize the anticipated benefits under its private management agreement with the Illinois lottery or from the disentanglement services performed in connection with the termination thereof, (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey Lottery or otherwise to realize the anticipated benefits under such agreement and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the Bally acquisition or the WMS acquisition, other recent acquisitions, or future acquisitions, including due to the inability to successfully integrate such acquisitions or realize synergies in the anticipated amounts or within the contemplated time frames or cost expectations, or at all; disruption of our current plans and operations in connection with our recent acquisitions (including in connection with the integration of Bally and WMS), including departure of key personnel or inability to recruit additional qualified personnel or maintain relationships with customers, suppliers or other third parties; costs, charges and expenses relating to the Bally acquisition and the WMS acquisition; inability to complete or successfully integrate future acquisitions; incurrence of employee termination or restructuring costs, and impairment or asset write-down charges; changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets; implementation of complex revenue recognition standards; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our instant lottery game concession or VLT lease arrangements resulting from the recent economic and political conditions in Greece; dependence on our key employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees, intellectual property and our strategic relationships; influence of certain stockholders; and stock price volatility.

Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 17, 2015 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA ("AEBITDA"), pro forma AEBITDA, AEBITDA margin, pro forma AEBITDA margin, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes AEBITDA and EBITDA from equity investments are useful to investors because a significant amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that AEBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, AEBITDA is used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Pro forma AEBITDA is presented herein as a supplemental disclosure for illustrative purposes only. In light of the recently completed Bally acquisition, Scientific Games' management believes it is useful to investors to present this non-GAAP financial measure on a pro forma basis to illustrate the combined company's attributable EBITDA for the three months ended September 30, 2014 and December 31, 2014, as if the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) had occurred on January 1, 2014. This measure should not be taken to represent how the companies would have performed had their operations been combined during the period presented, or how the companies will perform on a combined basis in any subsequent period.

AEBITDA

AEBITDA, as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled "Reconciliation of Net Loss to Attributable EBITDA" below.

AEBITDA, as used herein, is derived from the definition of "consolidated EBITDA" in our credit agreement and includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of consolidated EBITDA in our credit agreement ("credit agreement adjustments").

The Company anticipates that it will not include certain credit agreement adjustments in AEBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of AEBITDA in this earnings release). For example, we do not expect to give effect in AEBITDA to certain "pro forma" adjustments contemplated by the credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes, Sarbanes-Oxley compliance costs or certain charges related to Northstar Illinois. AEBITDA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

Consolidated EBITDA as defined in our credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlements; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; and (21) charges not to exceed $8 million in respect of liabilities of Northstar Illinois, as disclosed in our quarterly report for the fiscal quarter ended June 30, 2014; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency re-measurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. Consolidated EBITDA is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. Consolidated EBITDA also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of consolidated EBITDA is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2014.

AEBITDA margin and Pro Forma AEBITDA margin

AEBITDA margin, as used herein, represents our AEBITDA (as defined above) for the three months ended September 30, 2015 and September 30, 2014 calculated as a percentage of revenue, and pro forma AEBITDA for the three months ended March, 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, and for the twelve months ended December 31, 2014, calculated as a percentage of pro forma revenue for the periods. AEBITDA margin and pro forma AEBITDA margin are non-GAAP financial measures that are presented herein as supplemental disclosures for illustrative purposes only and are reconciled to net loss and pro forma net loss in a schedule below.

Pro forma AEBITDA

Pro forma AEBITDA, as used herein, represents our AEBITDA (as defined above) for the three months ended March, 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, and for the twelve months ended December 31, 2014, giving effect to the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) as if they had occurred on January 1, 2014. Pro forma AEBITDA is a non-GAAP financial measure that is presented herein as supplemental disclosure for illustrative purposes only and is reconciled to pro forma net loss in a schedule below.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided (used) by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Services	$ 340.5	$ 182.8	$ 1,008.8	$ 538.9
Product sales	193.5	102.0	611.0	289.3
Instant games	137.6	130.8	402.0	392.4
Total revenue	671.6	415.6	2,021.8	1,220.6

Operating expenses:
Cost of services (1)	85.5	69.6	274.6	200.7
Cost of product sales(1)	87.4	59.9	293.2	161.2
Cost of instant games(1)	77.1	69.7	212.9	212.5
Selling, general and administrative	136.8	95.6	423.6	282.6
Research and development	45.9	26.3	140.8	77.0
Employee termination and restructuring	5.6	1.9	19.0	12.4
Depreciation and amortization	286.5	100.4	692.9	290.5
Goodwill impairment	535.0	-	535.0	-
Operating loss	(588.2)	(7.8)	(570.2)	(16.3)
Other (expense) income:
Interest expense	(166.8)	(45.7)	(497.5)	(142.9)
Earnings (loss) from equity investments	3.0	(14.0)	9.4	(7.8)
Loss on early extinguishment of debt	-	-	-	(25.9)
Gain on sale of equity interest	-	-	-	14.5
Other (expense) income, net	(7.5)	3.1	(17.4)	9.2
Total other expense, net	(171.3)	(56.6)	(505.5)	(152.9)
Net loss before income taxes	(759.5)	(64.4)	(1,075.7)	(169.2)
Income tax benefit (expense)	81.3	(5.4)	208.9	(18.0)
Net loss	$ (678.2)	$ (69.8)	$ (866.8)	$ (187.2)

Basic and diluted loss per share:
Basic	$ (7.88)	$ (0.82)	$ (10.10)	$ (2.22)
Diluted	$ (7.88)	$ (0.82)	$ (10.10)	$ (2.22)

Weighted average number of shares used in per share calculations:
Basic shares	86.1	84.7	85.8	84.5
Diluted shares	86.1	84.7	85.8	84.5

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$ 102.1	$ 171.8
Restricted cash	17.2	27.2
Accounts receivable, net	470.6	468.4
Notes receivable, net	163.1	188.7
Inventories	243.8	265.6
Deferred income taxes	73.2	72.8
Prepaid expenses, deposits and other current assets	199.5	183.5
Total current assets	1,269.5	1,378.0

Long-term restricted cash	17.5	16.8
Long-term notes receivable	57.6	87.5
Property and equipment, net	868.4	1,012.8
Goodwill	3,485.2	4,108.3
Intangible assets, net	1,940.8	2,251.6
Software, net	527.0	592.7
Equity investments	227.0	288.2
Other assets	222.1	259.3
Total assets	$ 8,615.1	$ 9,995.2

Liabilities and Stockholders' (Deficit) Equity:
Current portion of long term debt	$ 50.4	$ 50.6
Accounts payable	120.4	155.8
Accrued liabilities	443.6	453.9
Total current liabilities	614.4	660.3

Deferred income taxes	400.5	628.8
Other long-term liabilities	221.2	236.8
Long-term debt	8,359.8	8,465.4
Total stockholders' (deficit) equity	(980.8)	3.9
Total liabilities and stockholders' (deficit) equity	$ 8,615.1	$ 9,995.2

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	$ (678.2)	$ (69.8)	$ (866.8)	$ (187.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	286.5	100.4	692.9	290.5
Change in deferred income taxes	(77.6)	3.3	(223.3)	5.2
Stock-based compensation	7.4	4.7	19.5	18.1
Non-cash interest expense	10.0	4.2	29.0	12.8
Loss (earnings) from equity investments, net	(3.0)	14.0	(9.4)	7.8
Distributed earnings from equity investments	1.0	1.3	20.9	22.5
Loss on early extinguishment of debt	-	-	-	25.9
Gain on sale of equity interest	-	-	-	(14.5)
Goodwill impairment	535.0	-	535.0	-
Changes in current assets and liabilities, net of effects of acquisitions and other	60.0	68.2	57.7	52.3
Net cash provided by operating activities	141.1	126.3	255.5	233.4

Cash flows from investing activities:
Capital expenditures	(90.8)	(61.6)	(233.6)	(176.3)
Change in other assets and liabilities, net and other	1.6	0.7	10.1	0.5
Additions to equity method investments	-	(2.7)	-	(43.3)
Distributions of capital on equity investments	1.8	12.5	37.0	45.4
Proceeds from sale of equity interest	-	-	-	44.9
Restricted cash	8.3	(0.2)	9.3	(1.1)
Net cash used in investing activities	(79.1)	(51.3)	(177.2)	(129.9)

Cash flows from financing activities:
Long term debt, net	(72.6)	(12.6)	(108.8)	(29.4)
Common stock repurchases	-	-	-	(29.5)
Contingent earnout payments	-	(7.0)	(0.5)	(10.2)
Payments on license obligations	(13.3)	(7.0)	(32.0)	(7.0)
Payments of deferred financing fees	-	-	-	(22.8)
Net issuance (redemptions) of common stock under stock-based compensation plans	(0.5)	0.1	0.4	(19.1)
Net cash used in financing activities	(86.4)	(26.5)	(140.9)	(118.0)
Effect of exchange rate changes on cash and cash equivalents	(2.6)	(5.2)	(7.1)	(6.7)
Decrease in cash and cash equivalents	(27.0)	43.3	(69.7)	(21.2)
Cash and cash equivalents, beginning of period	129.1	89.2	171.8	153.7
Cash and cash equivalents, end of period	$ 102.1	$ 132.5	$ 102.1	$ 132.5

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended September 30, 2015

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 244.3	$ 45.0	$ 51.2	$ -	$ 340.5
Product sales	184.8	8.7	-	-	193.5
Instant games	-	137.6	-	-	137.6
Total revenue	$ 429.1	$ 191.3	$ 51.2	$ -	$ 671.6

Operating expenses:
Cost of services (1)	$ 41.3	$ 27.2	$ 17.0	$ -	$ 85.5
Cost of product sales (1)	80.1	7.3	-	-	87.4
Cost of instant games (1)	-	77.1	-	-	77.1
Selling, general and administrative	68.2	14.4	16.4	30.4	129.4
Research and development	39.4	1.1	5.4	-	45.9
Stock-based compensation	2.1	1.3	0.2	3.8	7.4
Employee termination and restructuring	3.2	-	0.5	1.9	5.6
Depreciation and amortization	245.1	21.6	5.4	14.4	286.5
Goodwill impairment	535.0	-	-	-	535.0
Operating income (loss)	$ (585.3)	$ 41.3	$ 6.3	$ (50.5)	$ (588.2)

Other (expense) income:
Interest expense					$ (166.8)
Earnings from equity investments	$ 1.0	$ 2.0	$ -		3.0
Other expense, net				$ (7.5)	(7.5)
Total other expense, net					$ (171.3)

Net loss before income taxes					$ (759.5)
Income tax benefit					81.3
Net loss					$ (678.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (678.2)
Employee termination and restructuring (2)	$ 3.2	$ -	$ 0.5	$ 1.9	5.6
M&A and other charges (incl. purchase accounting) (2)	3.0	-	0.1	1.0	4.1
Depreciation and amortization
Long term asset impairments and write-downs (2)	103.6	-	-	-	103.6
Other	141.5	21.6	5.4	14.4	182.9
Goodwill impairment	535.0	-	-	-	535.0
Other expense, net	-	-	-	6.8	6.8
Interest expense	-	-	-	-	166.8
Income tax benefit	-	-	-	-	(81.3)
Stock-based compensation	2.1	1.3	0.2	3.8	7.4
EBITDA from equity investments (3)	1.9	12.6	-	-	14.5
Earnings from equity investments	(1.0)	(2.0)	-	-	(3.0)
Attributable EBITDA	$ 205.0	$ 76.8	$ 12.5	$ (30.1)	$ 264.2

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 205.0	$ 76.8	$ 12.5		$ 264.2
Revenue	$ 429.1	$ 191.3	$ 51.2		$ 671.6
Attributable EBITDA as a % of revenue	47.8%	40.1%	24.4%		39.3%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $43.0 million.
(3) The Company received $2.8 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended September 30, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 96.1	$ 48.2	$ 38.5	$ -	$ 182.8
Product sales	68.3	33.7	-	-	102.0
Instant games	-	130.8	-	-	130.8
Total revenue	$ 164.4	$ 212.7	$ 38.5	$ -	$ 415.6

Operating expenses:
Cost of services (1)	$ 24.9	$ 30.4	$ 14.3	$ -	$ 69.6
Cost of product sales (1)	32.9	27.0	-	-	59.9
Cost of instant games (1)	-	69.7	-	-	69.7
Selling, general and administrative	27.4	16.4	13.3	33.8	90.9
Research and development	21.5	1.4	3.4	-	26.3
Stock-based compensation	1.3	1.4	0.4	1.6	4.7
Employee termination and restructuring	0.9	0.4	0.6	-	1.9
Depreciation and amortization	66.4	24.9	3.4	5.7	100.4
Operating (loss) income	$ (10.9)	$ 41.1	$ 3.1	$ (41.1)	$ (7.8)

Other (expense) income:
Interest expense					$ (45.7)
Earnings (loss) from equity investments	$ 1.3	$ (15.3)	$ -		(14.0)
Loss on early extinguishment of debt				$ -	-
Other income, net				3.1	3.1
Total other expense, net					$ (56.6)

Net loss before income taxes					$ (64.4)
Income tax expense					(5.4)
Net loss					$ (69.8)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (69.8)
Employee termination and restructuring (2)	$ 0.9	$ 0.4	$ 0.6	$ -	1.9
Other employee severance (2)	-	-	-	0.8	0.8
M&A and other charges (incl. purchase accounting) (2)	0.1	-	-	5.9	6.0
Depreciation and amortization	66.4	24.9	3.4	5.7	100.4
Other expense, net	-	-	-	(0.3)	(0.3)
Interest expense	-	-	-	-	45.7
Income tax expense	-	-	-	-	5.4
Stock-based compensation	1.3	1.4	0.4	1.6	4.7
EBITDA from equity investments (3)	1.9	17.5	-	-	19.4
(Earnings) loss from equity investments	(1.3)	15.3	-	-	14.0
Attributable EBITDA	$ 59.7	$ 85.3	$ 7.5	$ (24.3)	$ 128.2

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 59.7	$ 85.3	$ 7.5		$ 128.2
Revenue	$ 164.4	$ 212.7	$ 38.5		$ 415.6
Attributable EBITDA as a % of revenue	36.3%	40.1%	19.5%		30.8%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $0.0 million.
(3) The Company received $13.5 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Nine Months Ended September 30, 2015

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 722.6	$ 136.5	$ 149.7	$ -	$ 1,008.8
Product sales	582.0	29.0	-	-	611.0
Instant games	-	402.0	-	-	402.0
Total revenue	$ 1,304.6	$ 567.5	$ 149.7	$ -	$ 2,021.8

Operating expenses:
Cost of services (1)	$ 139.9	$ 83.1	$ 51.6	$ -	$ 274.6
Cost of product sales (1)	268.8	24.4	-	-	293.2
Cost of instant games (1)	-	212.9	-	-	212.9
Selling, general and administrative	209.4	45.5	46.3	102.9	404.1
Research and development	120.3	4.2	16.3	-	140.8
Stock-based compensation	6.3	3.7	0.6	8.9	19.5
Employee termination and restructuring	10.1	0.2	1.5	7.2	19.0
Depreciation and amortization	569.9	62.9	15.9	44.2	692.9
Goodwill impairment	535.0	-	-	-	535.0
Operating income (loss)	$ (555.1)	$ 130.6	$ 17.5	$ (163.2)	$ (570.2)

Other (expense) income:
Interest expense					$ (497.5)
Earnings from equity investments	$ 2.7	$ 6.7	$ -		9.4
Other expense, net				$ (17.4)	(17.4)
Total other expense, net					$ (505.5)

Net loss before income taxes					$ (1,075.7)
Income tax benefit					208.9
Net loss					$ (866.8)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (866.8)
Employee termination and restructuring (2)	$ 10.1	$ 0.2	$ 1.5	$ 7.2	19.0
M&A and other charges (incl. purchase accounting) (2)	24.8	-	0.2	5.5	30.5
Inventory write-downs for discontinued product lines (2)	5.9	-	-	-	5.9
Depreciation and amortization
Long term asset impairments and write-downs (2)	141.4	1.9	-	-	143.3
Other	428.5	61.0	15.9	44.2	549.6
Goodwill impairment	535.0	-	-	-	535.0
Other expense, net	-	-	-	21.6	21.6
Interest expense	-	-	-	-	497.5
Income tax benefit	-	-	-	-	(208.9)
Stock-based compensation	6.3	3.7	0.6	8.9	19.5
EBITDA from equity investments (3)	5.5	40.0	-	-	45.5
Earnings from equity investments	(2.7)	(6.7)	-	-	(9.4)
Attributable EBITDA	$ 602.4	$ 237.4	$ 35.7	$ (93.2)	$ 782.3

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 602.4	$ 237.4	$ 35.7		$ 782.3
Revenue	$ 1,304.6	$ 567.5	$ 149.7		$ 2,021.8
Attributable EBITDA as a % of revenue	46.2%	41.8%	23.8%		38.7%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $75.5 million.
(3) The Company received $57.9 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Nine Months Ended September 30, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 288.1	$ 149.3	$ 101.5	$ -	$ 538.9
Product sales	216.6	72.7	-	-	289.3
Instant games	-	392.4	-	-	392.4
Total revenue	$ 504.7	$ 614.4	$ 101.5	$ -	$ 1,220.6

Operating expenses:
Cost of services (1)	$ 73.4	$ 90.4	$ 36.9	$ -	$ 200.7
Cost of product sales (1)	103.9	57.3	-	-	161.2
Cost of instant games (1)	-	212.5	-	-	212.5
Selling, general and administrative	88.8	51.1	38.8	85.8	264.5
Research and development	64.9	2.7	9.4	-	77.0
Stock-based compensation	4.0	4.9	1.3	7.9	18.1
Employee termination and restructuring	4.2	1.6	4.7	1.9	12.4
Depreciation and amortization	190.9	70.8	9.3	19.5	290.5
Operating (loss) income	$ (25.4)	$ 123.1	$ 1.1	$ (115.1)	$ (16.3)

Other (expense) income:
Interest expense					$ (142.9)
Earnings from equity investments	$ 3.3	$ (11.1)	$ -		(7.8)
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Gain on sale of equity interest				14.5	14.5
Other income, net				9.2	9.2
Total other expense, net					$ (152.9)

Net loss before income taxes					$ (169.2)
Income tax expense					(18.0)
Net loss					$ (187.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (187.2)
Employee termination and restructuring (2)	$ 4.2	$ 1.6	$ 4.7	$ 1.9	12.4
Other employee severance (2)	-	-	-	0.8	0.8
M&A and other charges (incl. purchase accounting) (2)	3.6	-	-	9.0	12.6
Legal contingencies and settlements	0.4	-	-	-	0.4
Loss on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	0.3	-	-	3.1	3.4
Other	190.6	70.8	9.3	16.4	287.1
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense, net	-	-	-	(1.0)	(1.0)
Interest expense	-	-	-	-	142.9
Income tax expense	-	-	-	-	18.0
Stock-based compensation	4.0	4.9	1.3	7.9	18.1
EBITDA from equity investments (3)	8.5	47.9	-	-	56.4
Earnings from equity investments	(3.3)	11.1	-	-	7.8
Attributable EBITDA	$ 186.2	$ 248.3	$ 16.4	$ (82.3)	$ 383.1

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 186.2	$ 248.3	$ 16.4		$ 383.1
Revenue	$ 504.7	$ 614.4	$ 101.5		$ 1,220.6
Attributable EBITDA as a % of revenue	36.9%	40.4%	16.2%		31.4%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $0.0 million.
(3) The Company received $54.1 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$ 141.1	$ 126.3	$ 255.5	$ 233.4

Less: Additions to property and equipment	(7.9)	(11.3)	(15.7)	(32.4)
Less: Lottery and gaming services expenditures	(47.4)	(28.3)	(151.1)	(73.1)
Less: Intangible assets and software expenditures	(35.5)	(22.0)	(66.8)	(70.8)
Total capital expenditures	$ (90.8)	$ (61.6)	$ (233.6)	$ (176.3)

Free cash flow	$ 50.3	$ 64.7	$ 21.9	$ 57.1

Items not included above:

During the quarter ended September 30, 2015, the Company received a return of capital payment from ITL of $1.6 million and LNS of $0.2 million.  During the quarter ended September 30, 2014, the Company received a return of capital payment from LNS of $5.6 million and ITL of $6.9 million.

During the quarter ended June 30, 2015, the Company received a return of capital payment from LNS of $16.8 million, from Hellenic Lotteries of $12.0 million and from ITL of $2.6 million.  During the quarter ended June 30, 2014, the Company received a return of capital payment from ITL of $10.5 million.

During the quarter ended March 31, 2015, the Company received a return of capital payment from ITL of $3.8 million. During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of $22.4 million and proceeds from the sale of its equity interest in Sportech Plc of $44.9 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA from equity investments (1):
Earnings from equity investments	$ 3.0	$ (14.0)	$ 9.4	$ (7.8)
Add: Income tax expense	1.4	2.5	5.3	9.1
Add: Depreciation and amortization	9.2	10.5	27.3	33.6
Add: Impairment of equity investment	-	19.7	-	19.7
Add: Interest expense, net of other	0.9	0.7	3.5	1.8
EBITDA from equity investments	$ 14.5	$ 19.4	$ 45.5	$ 56.4

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Beijing Guard Libang Technology Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group, LLC, Hellenic Lotteries S.A. (beginning May 6, 2014), and Sportech, Plc until the Company sold its equity interest on January 9, 2014.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - ACTUAL AND PRO FORMA SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit, per unit data and ARPDAU)

The table below presents certain key performance indicators and supplemental revenue metrics on an actual and pro forma basis for the periods presented.  The information presented below in the columns labeled "Actual" include the results of Bally only from the date of the its acquisition by the Company on November 21, 2014. The information presented below in the column labeled "Pro Forma" provide historical data on an unaudited pro forma basis for the period presented, giving effect to the Company's acquisitions of Bally and Bally's acquisition of SHFL entertainment, Inc. and Dragonplay as if they had occurred on January 1, 2014. The pro forma information has been derived from the historical unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the results actually would have been had such acquisitions been completed on January 1, 2014. In addition, the pro forma information does not purport to project the future results of the Company. The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The results of the Interactive segment were previously included in the Gaming segment. Bally's previous disclosure categories have been conformed to Scientific Games categories.

	Actual			Pro Forma
	Three Months Ended			Three Months Ended

	September 30,	September 30,	June 30,	September 30,
Gaming Revenue - Key Performance Indicators	2015	2014	2015	2014

WAP, premium and daily-fee participation units (1):
WAP participation units	5,036	3,625	5,302	6,003
Premium and daily-fee participation units	17,331	4,722	17,554	18,115
Installed base at period end	22,367	8,347	22,856	24,118
Average installed base	22,553	8,194	22,820	24,233
Average daily revenue per unit	$ 56.40	$ 74.98	$ 56.77	$ 53.49

Other participation and leased units (2):
Installed base at period end	45,405	27,418	45,232	46,303
Average installed base	45,291	27,151	45,302	45,690
Average daily revenue per unit	$ 15.78	$ 12.63	$ 15.46	$ 16.30

Gaming machine sales:
U.S. and Canadian new unit shipments	3,670	1,933	4,001	4,579
International new unit shipments	2,585	1,362	2,804	3,461
New unit shipments	6,255	3,295	6,805	8,040
Average sales price per new unit	$ 16,287	$ 14,638	$ 16,458	$ 16,121

Table products:
Shufflers sold	485	-	663	824
Average sales price per unit	$ 16,522	$ -	$ 15,773	$ 16,967

Table products installed base at period end:
Shufflers leased	9,909	-	9,677	9,324
Proprietary table games	3,373	-	3,255	3,065
Table game progressive units, table side bets and add-ons	6,402	-	6,263	5,761

Gaming Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Gaming operations	$ 193.9	$ 93.0	$ 189.8	$ 198.8
Gaming machine sales	131.2	67.9	138.7	162.1
Gaming systems	59.7	3.5	77.6	71.0
Table products	44.3	-	43.6	45.8
Gaming revenue	$ 429.1	$ 164.4	$ 449.7	$ 477.7

Gaming operations:
WAP, premium and daily-fee participation units (1)	$ 117.0	$ 56.5	$ 117.9	$ 119.3
Other leased and participation units (2)	65.8	31.6	63.7	68.5
Other services revenue	11.1	4.9	8.2	11.0
Gaming operations revenue	$ 193.9	$ 93.0	$ 189.8	$ 198.8

Gaming machine sales:
New gaming machines sales	$ 101.9	$ 48.2	$ 112.0	$ 129.6
Other product sales	29.3	19.7	26.7	32.5
Gaming machine sales revenue	$ 131.2	$ 67.9	$ 138.7	$ 162.1

Gaming systems:
Hardware	$ 19.4	$ 0.4	$ 28.7	$ 24.5
Software and services (3)	15.1	3.1	24.2	23.2
Maintenance	25.2	-	24.7	23.3
Gaming systems revenue	$ 59.7	$ 3.5	$ 77.6	$ 71.0

Lottery Revenue - Key Performance Indicators
Instant games by revenue type:
Participation contracts	$ 69.1	$ 70.2	$ 70.4	$ 70.2
Price-per-unit contracts	50.2	48.4	52.0	48.4
Licensing and player loyalty	18.3	12.2	13.1	12.2
Instant games revenue	$ 137.6	$ 130.8	$ 135.5	$ 130.8

Retail sales of instant games of U.S. lottery instant games customers (4)	$ 10,090	$ 9,298	$ 10,625	$ 9,298
Retail sales of U.S. lottery systems contract customers (4)(5)	$ 2,010	$ 2,065	$ 2,042	$ 2,065
Italy retail sales of instant games (4)	€ 2,114	€ 2,185	€ 2,217	€ 2,185

Lottery Revenue - Supplemental Revenue Metrics
Instant games revenue by geography:
United States	$ 90.3	$ 82.6	$ 86.1	$ 82.6
International	47.3	48.2	49.4	48.2
Instant games revenue	$ 137.6	$ 130.8	$ 135.5	$ 130.8

Services revenue by geography:
United States	$ 26.6	$ 27.6	$ 26.4	$ 27.6
International	18.4	20.6	19.5	20.6
Services revenue	$ 45.0	$ 48.2	$ 45.9	$ 48.2

Product sales revenue by geography:
United States	$ 0.2	$ 1.5	$ 1.1	$ 1.5
International	8.5	32.2	7.7	32.2
Product sales revenue	$ 8.7	$ 33.7	$ 8.8	$ 33.7

Interactive Revenue - Key Performance Indicators
Social gaming:
Average MAU (6)	6.3	5.7	7.3	8.1
Average DAU (7)	2.2	1.6	2.2	2.2
ARPDAU (8)	$ 0.20	$ 0.23	$ 0.21	$ 0.19

Interactive Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Social gaming	$ 42.7	$ 34.3	$ 44.5	$ 41.2
Real money gaming	8.5	4.2	7.1	4.8
Interactive revenue	$ 51.2	$ 38.5	$ 51.6	$ 46.0

(1)  WAP (wide-area progressive), premium and daily-fee participation units comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation units" and totaled 707 for the three months ended September 30, 2014.

(2)  Other leased and participation units comprise server-based gaming machines, video lottery terminals, centrally determined gaming machines, electronic table seats, Class II and other leased units. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled 707 for the three months ended September 30, 2014.

(3) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.
(4) Information provided by third-party lottery operators.
(5) U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.
(6) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(7) DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(8) ARPDAU = Average daily revenue per DAU is calculated by dividing revenue by the DAU by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RESULTS AND RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA FOR ACTUAL AND PRO FORMA PERIODS
(Unaudited, in millions)

The table below presents actual results as well as unaudited pro forma combined results of operations of the Company for the three and nine months ended September 30, 2015 and 2014, giving effect to (1) the Bally acquisition and the related financing transactions, (2) Bally's acquisition of Dragonplay on July 1, 2014 and the related purchase accounting adjustments, and (3) the issuance by Scientific Games International, Inc. of $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 on June 4, 2014 and the subsequent purchase and redemption of its 9.250% senior subordinated notes due 2019 (collectively, the "Transactions") as if the Transactions had occurred on January 1, 2014.   The pro forma results have been derived by the application of pro forma adjustments to the historical unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Transactions been completed on January 1, 2014.  In addition, the pro forma information does not purport to project the future operating results of the Company.  As of the date hereof, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally acquisition and the related allocation of the purchase price is based on preliminary estimates.  Due to the fact that the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally acquisition may differ materially from the information presented herein.  The pro forma financial information does not reflect (1) any anticipated synergies or costs to achieve anticipated synergies (not reflected in the historical financial information) or (2) the impact of non-recurring items directly related to the Transactions.  The pro forma information should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as the historical financial statements of Bally that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on February 3, 2015.

	Actual	Pro Forma	Actual	Pro Forma
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Revenue:
Services	$ 340.5	$ 317.3	$ 1,008.8	$ 951.9
Product sales	193.5	288.2	611.0	894.3
Instant games	137.6	130.8	402.0	392.4
Total revenue	$ 671.6	$ 736.3	$ 2,021.8	$ 2,238.6

Operating expenses:
Cost of services (1)	$ 85.5	$ 87.4	$ 274.6	$ 272.4
Cost of product sales (1)	87.4	129.7	293.2	398.1
Cost of instant games (1)	77.1	69.7	212.9	212.5
Selling, general and administrative	129.4	167.2	404.1	499.0
Research and development	45.9	60.7	140.8	185.1
Stock-based compensation	7.4	8.6	19.5	28.9
Employee termination and restructuring	5.6	1.9	19.0	12.4
Depreciation and amortization	286.5	191.2	692.9	550.0
Goodwill impairment	535.0	-	535.0	-
Operating income (loss)	$ (588.2)	$ 19.9	$ (570.2)	$ 80.2

Other (expense) income:
Interest expense	$ (166.8)	$ (141.6)	$ (497.5)	$ (430.4)
Earnings from equity investments	3.0	(14.0)	9.4	(7.8)
Loss on early extinguishment of debt	-	-	-	(7.3)
Gain on sale of equity interest	-	-	-	14.5
Other expense, net	(7.5)	4.2	(17.4)	9.8
Total other expense, net	$ (171.3)	$ (151.4)	$ (505.5)	$ (421.2)

Net loss before income taxes	$ (759.5)	$ (131.5)	$ (1,075.7)	$ (341.0)
Income tax benefit	81.3	21.0	208.9	41.0
Net loss	$ (678.2)	$ (110.5)	$ (866.8)	$ (300.0)

Reconciliation of Net Loss to Attributable EBITDA

Net loss	$ (678.2)	$ (110.5)	$ (866.8)	$ (300.0)
Employee termination and restructuring	5.6	1.9	19.0	12.4
Other employee severance	-	0.8	-	0.8
Legal contingencies and settlements	-	-	-	0.4
Inventory write-downs for discontinued product lines	-	-	5.9	-
M&A and other charges (incl. purchase accounting)	4.1	9.4	30.4	28.5
Loss on early extinguishment of debt	-	-	-	7.3
Depreciation and amortization	286.5	191.2	692.9	550.0
Goodwill impairment	535.0	-	535.0	-
Other expense, net	6.8	1.4	21.6	8.6
Interest expense	166.8	141.6	497.5	430.4
Gain on sale of equity interest	-	-	-	(14.5)
Income tax benefit	(81.3)	(21.0)	(208.9)	(41.0)
Stock-based compensation	7.4	8.6	19.5	28.9
EBITDA from equity investments	14.5	19.4	45.5	56.4
Earnings from equity investments	(3.0)	14.0	(9.4)	7.8
Attributable EBITDA	$ 264.2	$ 256.8	$ 782.2	$ 776.0

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 264.2	$ 256.8	$ 782.2	$ 776.0
Revenue	$ 671.6	$ 736.3	$ 2,021.8	$ 2,238.6
Attributable EBITDA as a % of revenue	39.3%	34.9%	38.7%	34.7%

(1) Exclusive of depreciation and amortization.